Exhibit 2.3
[RRI Letterhead]
April 28, 2009
NRG Retail LLC
211 Carnegie Center
Princeton, New Jersey 08540
Facsimile: 609-524-4589
Attention: Michael R. Bramnick
Re: Sections 3.2(i), 7.12, 7.13(b) and 7.20 of the MIPA
Dear Mr. Bramnick:
Reference is made to that certain LLC Membership Interest Purchase Agreement, dated as of February 28, 2009 (the “MIPA”), by and between Reliant Energy, Inc. (the “Seller”) and NRG Retail LLC (the “Purchaser”). Each of the Seller and the Purchaser is referred to herein individually as a “Party” and collectively as the “Parties.” This letter agreement (this “Letter Agreement”) sets forth the agreement between the Parties regarding certain modifications of the obligation of the Seller under Sections 3.2(i), 7.12, and 7.20 of the MIPA with respect to the amended and Restated Power Purchase Agreement dated May 3, 2003, but effective January 1, 2003, by and between Reliant Energy Electric Solutions, LLC (“REES”), and FPL Energy Upton Wind II, L.P. (”FPL”), as amended (the “Upton Wind Contract”) the ICE cleared swap contracts relating to the Upton Wind Contract (the “ICE Block Trades”) and Section 7.13(b) with respect to the date upon which the Adjusted Closing Working Capital shall be delivered by the Purchaser to the Seller. Capitalized terms used but not defined herein shall have the meaning given such terms in the MIPA.
The Parties hereby agree as follows:
Notwithstanding the provisions set forth in Sections 3.2(i), 7.12, and 7.20 of the MIPA, the party to whom Seller shall assign, or cause the assignment of, the Upton Wind Contract (or execute mutually agreeable back-to-back, agency and back-to-back, or other arrangements effective until the parties obtain FPL’s consent with) and the ICE Block Trades shall be NRG Power Marketing LLC (“PML”). In addition, effective upon Closing, REES shall assign all of its rights and obligations to PML under the Confirmation Letter Agreement between REES and Reliant Energy Power Supply, LLC dated December 1, 2006.
Notwithstanding the provisions set forth in Section 7.13(b), within 12 days following the Closing Date, the Purchaser shall provide the Seller with the Adjusted Closing Working Capital determined in accordance with the NWC Estimate and the Settlement Procedures using information from the month-end accounting closing.
Except as amended by the foregoing, the MIPA remains in full effect.

Attention: Michael R. Bramnick
April 28, 2009

This Letter Agreement may executed and delivered (including via facsimile) in one or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.
If the foregoing correctly states our understanding and agreement, kindly acknowledge and return this Letter Agreement to the attention of the undersigned.
[Signature Pages Follow]

Attention: Michael R. Bramnick
April 28, 2009

Sincerely, RELIANT ENERGY, INC.
By:	/s/ Michael L. Jines
	Name:	Michael L. Jines
	Title:	Senior Vice President and General Counsel
Accepted and agreed as of the date first written above:

NRG RETAIL LLC

By:	/s/ Christopher S. Sotos

	Name:	Christopher S. Sotos
	Title:	President
Enclosure
cc: Mitchell F. Hertz (Kirkland & Ellis LLP)